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                                                                 RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 33-57597

PRICING SUPPLEMENT NO. 6, DATED FEBRUARY 16, 1996
TO PROSPECTUS, DATED MARCH 3, 1995 AND
PROSPECTUS SUPPLEMENT, DATED MARCH 16, 1995

                             BARNETT BANKS, INC.
                        MEDIUM-TERM NOTES, SERIES D
                              (FLOATING RATE)

                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

PRINCIPAL AMOUNT: $50,000,000
INITIAL INTEREST RATE: 5.30%
ORIGINAL ISSUE DATE: February 20, 1996
STATED MATURITY: February 20, 1998
SPREAD: Plus 5 basis points
INTEREST BASE RATE: LIBOR - Telerate (3 months Index Maturity)

CALCULATION AGENT: The First National Bank of Chicago
NET PROCEEDS TO THE COMPANY: $49,971,720
INTEREST RESET DATES: Each Interest Payment Date
INTEREST RATE DETERMINATION DATES: The second London Business Day preceding each Interest Payment Date

CURRENCY UNIT: U.S. dollars
INTEREST PAYMENT DATES: The 20th day of each May, August, November and February up to and including the date of Maturity

REGULAR RECORD DATES: The date fifteen calendar days immediately preceding an Interest Payment Date

NOTES:
/X/  Senior Notes           / / Subordinated Notes




FORM:
/X/  Book Entry            / / Certificated

The aggregate principal amount of this offering is U.S. $50,000,000 and relates only to Pricing Supplement No. 6. Securities, including Medium-Term Notes, Series D, may be issued by the Company in the aggregate principal amount of up to U.S. $1,061,400,000 or the equivalent in foreign currency units. To date, including this offering, an aggregate of U.S. $650,000,000 or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series D, and all other Securities, have been issued.


TYPE OF SALE:
  / /  As Agent

  /X/  As Principal


IF PRINCIPAL TRANSACTION, REOFFERING AT:
  /X/ varying prices related to prevailing market prices at the time or times of resale to one or more investors.

  / /  fixed public offering price of __% of Principal Amount

                                CS FIRST BOSTON

        THE NOTES OFFERED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT
             INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY